Exhibit 99.(a)(11)

BOSTON TRUST & WALDEN FUNDS

Change of Name of Trust, Change of Resident Agent and Re-designation of Series

RESOLVED, that, pursuant to Section 8.3 of the Declaration of Trust of The Boston Trust & Walden Funds (the “Trust”) dated January 8, 1992, as amended, Section 1.1 of the Declaration of Trust is amended, effective September 4, 2019, as follows:

Section 1.1.  Name.  The name of the Trust created hereby is “Boston Trust Walden Funds”.

FURTHER RESOLVED, that, pursuant to Section 8.3 of the Declaration of Trust, Section 10.1 of the Declaration of Trust is amended, effective September 4, 2019, as follows:

Section 10.1.  Resident Agent.  The Trust’s resident agent in the Commonwealth of Massachusetts shall be Boston Trust Walden Company, One Beacon Street, Boston, MA 02108.

FURTHER RESOLVED, that, pursuant to Section 5.11 of the Declaration of Trust, effective September 4, 2019, the Walden Asset Management Fund shall be re-designated as the “Walden Balanced Fund”.

FURTHER RESOLVED, that the officers of the Trust are authorized to execute, deliver and file any documents, including an amendment to the Trust’s Declaration of Trust, and to take any other actions they deem necessary and appropriate to effectuate the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 14th day of August, 2019.

/s/ Diane E. Armstrong	/s/ Michael M. Van Buskirk
Diane E. Armstrong	Michael M. Van Buskirk

/s/ Elizabeth E. McGeveran	/s/ Lucia Santini
Elizabeth E. McGeveran	Lucia Santini

/s/ Heidi Soumerai
Heidi Soumerai